STRUCTURED ASSET TRUST UNIT REPACKAGINGS

(SATURNSSM)

Supplemental Trust Agreement No. 1

For the Trust Specified in Annex A

This Supplemental Trust Agreement No. 1, dated as of July 20, 2005 (this “Supplemental Trust Agreement No. 1”), is entered into by and among MS Structured Asset Corp. as Depositor for the Trust specified in Annex A (the “Depositor”) and LaSalle Bank National Association as Trustee for the Trust specified in Annex A (the “Trustee”), and is entered into with respect to the Trust Agreement entered into by the Depositor and the Trustee with respect to the Trust specified in Annex A (the “Trust Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Trust Agreement.

WITNESSETH:

WHEREAS, pursuant to Section 12.01 of the Trust Agreement, without the consent of any Unitholders, the Trust Agreement may be amended to (x) provide for any other terms or modify any other terms with respect to matters or questions arising under the Trust Agreement or (y) add or change any of the terms of the Trust Agreement as shall be necessary to provide for or facilitate the administration of the Trust;

WHEREAS, the Trust Agreement currently provides that a Trust Wind Up Event will arise upon the Securities held by the Trust becoming Disqualified Securities, such provision having been based on the determination that such provision was necessary to avoid noncompliance with Exchange Act reporting obligations by the Depositor;

WHEREAS, based on discussions with the Commission, the Depositor has determined that a Trust Wind Up Event may not be required to avoid noncompliance with Exchange Act reporting obligations of the Depositor, if and to the extent that the Depositor is able to withdraw the Units from listing on the New York Stock Exchange and terminate the Depositor’s Exchange Act reporting obligations with respect thereto;

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.	Amendments to the Trust Agreement.

(a)        The following provision is hereby inserted in Section 9.01(g) of the Trust Agreement specified in Annex A in lieu of the current text thereof:

(g) (1) as to the full Trust (A) any Security held by the Trust becomes a Disqualified Security and the Trust holds no other Security which is not a Disqualified Security (such event an “Exchange Act Reporting Event”) and (B) the Depositor is unable after commercially reasonable efforts to effect an Exchange Act Reporting Termination in accordance with Section 9.07 on or prior to the date on which (x) the Depositor has determined in its reasonable, good faith discretion that the Depositor would be in violation of its reporting obligations under the Exchange Act with respect to the Units in the absence of a termination of the Trust and (y) the Depositor has given notice of such determination to the Trustee (such date, including any extended date notified by the Depositor, the “Latest Exchange Act Reporting Date”) and (2) as to the Liquidating Trust described in Section 9.08(c), the Trust Division Date occurs in relation to such Liquidating Trust;

(b)         The following new sections are hereby added to the Trust Agreement specified in Annex A in lieu of the current text thereof:

SECTION 9.07. Exchange Act Reporting Termination. If the Depositor receives actual notice that an Exchange Act Reporting Event has occurred, the Depositor shall proceed to (i) apply to the Commission and the New York Stock Exchange to withdraw the Units from listing and registration on the New York Stock Exchange and (ii) following and subject to prior approval of such application, file with the Commission a certification on Form 15 (or any applicable successor form) suspending the reporting obligations of the Depositor under Section 15(d) the Exchange Act with respect to the Units (a “Reporting Termination Form”), if and to the extent that the Depositor determines in its reasonable, good faith discretion that the Depositor meets the requirements for a filing of such Reporting Termination Form by the Depositor with respect to Units under Rule 12h-3 under the Exchange Act or any other applicable provisions of the Exchange Act (satisfaction of the conditions in (i) and (ii) an “Exchange Act Reporting Termination”). The Depositor shall not have any duty to inquire whether a Security has become a Disqualified Security, nor shall the Depositor have any duties under this Section 9.07 or Section 9.08, unless and until the Depositor has received actual notice that an Exchange Act Reporting Event has occurred.

SECTION 9.08. Partial Trust Liquidation for Electing Unitholders. (a) If the Depositor receives actual notice that an Exchange Act Reporting Event has occurred, and the Depositor is proceeding in accordance with Section 9.07 to seek an Exchange Act Reporting Termination, the Depositor shall also prepare and request the Trustee to give to the Unitholders and each Rating Agency a notice stating that (i) an Exchange Act Reporting Event has occurred, (ii) the Depositor is seeking an Exchange Act Reporting Termination, (iii) if the Exchange Act Reporting Termination is not completed by the Latest Exchange Act Reporting Date (which date need not be specified in such notice), a Trust Wind-Up Event will occur, the Disqualified Security will be liquidated and the Trust will terminate, (iv) if an Exchange Act Reporting Termination is effected on or before the Latest Exchange Act Reporting Date, a Trust Wind-Up will not occur and the Trust assets will not be liquidated, but the Units will no longer be listed and registered on the New York Stock Exchange and the Depositor will no longer have any reporting obligations with respect to the Units under the Exchange Act, (v) describing the

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Unitholders’ rights under Section 9.08(b) below and (vi) identifying the Partial Liquidation Election Date for purposes of Section 9.08(b) and the Trust Division Date for purposes of Section 9.08(c).

(b)           If an Exchange Act Reporting Event has occurred, each Unitholder shall have the right to elect that a partial liquidation of the Trust occur with respect to the Units held by it. Such election may only be made as to all Units held by a Unitholder, must be made in such manner as the Depositor shall provide to identify the name and account information of the relevant Unitholder and any other appropriate information with respect to such Unitholder in accordance with the applicable procedures of the Depositary or as otherwise determined by the Depositor. Such election must be received by the Depositor and advised to the Trustee on or before a date specified by the Depositor which is at least ten Business Days after the date of the notice provided under 9.08(a) above (the “Partial Liquidation Election Date”). A Unitholder’s election may not be revoked by the Unitholder once made. However, such election may be revoked by the Depositor or any Affiliate of the Depositor as subsequent transferee of the Units with respect to which such Unitholder’s election was made, on or before the Business Day prior to a date specified by the Depositor for division of the Trust pursuant to Section 9.08(c) below, which date shall be on or as promptly as practicable after the date the Exchange Act Reporting Termination occurs or is expected to occur (“the Trust Division Date”).

(c)            On the Trust Division Date, the Trust shall be deemed divided into two trusts, a new Trust corresponding to the Unitholders who have made the election referred to in Section 9.08(b) above (the “Liquidating Trust”), and the existing Trust corresponding to the remainder of the Unitholders who have not made such election or (in the case of Units held by the Depositor or its Affiliates) with respect to which such election has been revoked. The existing Trust shall continue in accordance with the terms of this Trust Agreement and no further Exchange Act Reporting Event shall arise with respect thereto. A Trust Wind Up Event shall be deemed to have occurred with respect to the Liquidating Trust on the Latest Exchange Act Reporting Date and the provisions of this Article IX applicable to a Trust Wind-Up Event shall be implemented with respect thereto. The Selling Agent shall use commercially reasonable efforts to effect liquidation of the Disqualified Security by the Liquidating Trust in the same manner and with the same net proceeds per Unit as would have applied to liquidation of the Disqualified Security by the original Trust.

(d)           Notwithstanding the foregoing, if the Latest Exchange Act Reporting Date occurs before either of the Partial Liquidation Election Date or the Trust Division Date, and no Exchange Act Reporting Termination has been effected prior to such Latest Exchange Act Reporting Date, (b) and (c) above shall cease to apply and a Trust Wind-Up Event shall occur in accordance with Section 9.01(g)(1).

2.	Effectiveness

Effectiveness of this Supplemental Trust Agreement No. 1 shall be subject to (i) Moody’s and S&P’s confirmation to the Depositor that the Rating Agency Condition will be satisfied after giving effect to this Supplemental Trust Agreement No. 1 and (ii) receipt by the

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Trustee of an Opinion of Counsel stating that this Supplemental Trust Agreement No. 1 will not materially and adversely affect the interests of any Unitholder under the Trust Agreement and will not alter the classification of the Trust for Federal income tax purposes.

3.	Governing Law.

THIS SUPPLEMENTAL TRUST AGREEMENT NO. 1 SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS SPECIFIED IN THE TRUST AGREEMENT.

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4.	Execution in Counterparts.

This Supplemental Trust Agreement No. 1 may be executed in any number of counterparts by telegraphic or other written form of communication, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. This Supplemental Trust Agreement No. 1 shall become effective and the Trust Agreement shall be modified in accordance herewith when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, the parties hereto have executed this Supplemental Trust Agreement No. 1 as of the date first written above.

MS STRUCTURED ASSET CORP.,

as Depositor for the Trust

specified in Annex A

By:	/s/ Madhu Philips
Name:	Madhu Philips
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION,

as Trustee for the Trust

specified in Annex A

By:	/s/ Ann M. Kelly
Name:	Ann M. Kelly
Title:	Assistant Vice President

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ANNEX A

APPLICABLE SATURNS TRUST

SATURNS Trust No. 2003-1

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